Exhibit 99.1

MARTIN MARIETTA REPORTS FIRST-QUARTER 2021 RESULTS

Record First-Quarter Consolidated Revenues, Gross Profit and Earnings per Diluted Share

Upstream Aggregates and Cement Businesses Delivered Pricing Gains

Aggregates Unit Profitability Improved 34 Percent

Strengthening Product Demand Seen Across the Enterprise

Disciplined Execution of SOAR 2025 Underway with the Acquisition of Tiller Corporation

RALEIGH, N.C. (May 4, 2021) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the first quarter ended March 31, 2021.

The Company also announced that it acquired Minnesota-based Tiller Corporation (“Tiller”) on April 30, 2021. The Tiller business will be integrated into the Company’s Central Division, complementing Martin Marietta’s product offerings, broadening its geographic reach and creating a leading aggregates position in the Minneapolis/St. Paul region.

First-Quarter Highlights

	Quarter Ended March 31,
($ in millions, except per share)	2021	2020
Products and services revenues [1]	$921.9	$891.0
Building Materials business	$856.6	$831.1
Magnesia Specialties	$65.3	$59.9
Total revenues [2]	$982.4	$958.2
Gross profit	$174.7	$142.4
Earnings from operations	$99.3	$57.8
Net earnings attributable to Martin Marietta	$65.3	$25.9
Adjusted EBITDA [3]	$204.4	$149.0
Earnings per diluted share	$1.04	$0.41

[1]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[2]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[3]

Earnings before interest; income taxes; depreciation, depletion and amortization; and the earnings/loss from nonconsolidated equity affiliates, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.

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Ward Nye, Chairman and CEO of Martin Marietta, stated, “Following record performance in 2020, our Company is off to a strong start to what we expect to be another outstanding year for Martin Marietta. For the first three months of 2021, we delivered solid operational and financial performance, establishing first-quarter records for revenues, profits and safety. These results are a testament to our differentiated business model and dedication to our proven Strategic Operating Analysis and Review (SOAR) plan.

“The Company expanded consolidated gross margin 290 basis points to 17.8 percent on 2.5-percent top-line improvement and generated record Adjusted EBITDA of $204 million, primarily driven by pricing gains achieved by our upstream aggregates and cement businesses and disciplined cost management across the enterprise. Importantly, the Building Materials business benefitted from widespread strengthening in product demand, notwithstanding the disruptions from February’s unprecedented winter ice storm in Texas, our largest revenue-generating state. Looking ahead, we remain confident that long-term secular demand trends and the rapidly recovering U.S. economy will drive aggregates-intensive construction growth in our key geographies.

“We are equally excited to announce the strategic, value-enhancing acquisition of Tiller Corporation. Tiller is the leading aggregates and FOB hot mix asphalt supplier in the Minneapolis/St. Paul region, notably enhancing Martin Marietta’s high-margin, upstream materials business in one of the largest and fastest growing midwestern metropolitan areas. We expect this SOAR-aligned acquisition to be immediately accretive to earnings and cash flow, and contribute $170 million of product revenues and $60 million of Adjusted EBITDA for the remaining eight months of 2021.”

Mr. Nye concluded, “Our record-setting first-quarter results underpin our confidence in Martin Marietta’s ability to continue delivering sustainable growth and superior shareholder value creation in 2021 and beyond. The Company’s unrivaled growth opportunities and steadfast commitment to disciplined pricing and operational excellence, combined with emerging demand tailwinds that are expected to support construction activity over the long term, firmly and uniquely position Martin Marietta to SOAR to a Sustainable Future.”

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First-Quarter Operating and Financial Results

(All comparisons are versus the prior-year first quarter unless noted otherwise)

Building Materials Business

The Building Materials business achieved record first-quarter revenues and gross profit. Products and services revenues of $856.6 million increased 3.1 percent and product gross profit of $148.3 million increased 25.1 percent.

During the quarter, the Building Materials business experienced broad-based improvements in product demand, as evidenced by shipment levels on days not impacted by harsh winter weather. Aggregates, cement and ready mixed concrete operations in Texas experienced temporary disruptions from February’s historic winter storm and subfreezing temperatures. Additionally, the aggregates and downstream operations in Colorado, the Company’s second largest revenue-generating state, faced a difficult comparison versus first-quarter 2020, which benefitted from unseasonably favorable weather conditions.

Aggregates

As anticipated in the Company’s previously-announced guidance, first-quarter aggregates shipments declined 3.0 percent. Pricing increased 3.4 percent, or 2.5 percent on a mix-adjusted basis.

By segment:

♦

East Group shipments increased 0.2 percent, reflecting strong residential and nonresidential construction activity in the Carolinas, Georgia, Florida and Maryland, which more than offset the Midwest’s later start to the construction season, as compared with the prior year, as well as reduced wind energy construction activity. Pricing increased 3.9 percent, with improvements in both the East and Central divisions.

♦

West Group shipments decreased 7.7 percent, despite robust underlying demand, due to unfavorable winter weather conditions in both Texas and Colorado and reduced energy-sector demand. Geographic mix limited pricing growth to 1.9 percent.

First-quarter aggregates gross profit per ton shipped improved 34.4 percent and product gross margin expanded 490 basis points to 21.3 percent, driven by pricing gains and lower overall costs for contract services and internal freight.

Cement

Cement shipments increased 0.3 percent despite the historic winter storm that shut down the Company’s cement operations for eleven days in February. Notably, the Midlothian facility in North Texas experienced double-digit shipment growth for the quarter, demonstrating the robust demand in the Dallas/Fort Worth metroplex that more than offset weather-related impacts and reduced energy-sector activity in South and West Texas. Pricing improved 1.5 percent, as lower sales of higher-priced oil-well specialty cement products into West Texas disproportionately limited overall pricing growth. On a mix-adjusted basis, cement pricing increased 2.2 percent.

Cement product gross margin declined 1,160 basis points to 14.0 percent, driven by storm-related incremental costs and inefficiencies as a result of the unplanned plant shutdowns.

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Downstream businesses

Ready mixed concrete shipments increased 26.5 percent, led by double-digit growth in Texas resulting from large projects and incremental volume from operations acquired in August 2020. This growth more than offset weather-related shipment declines in Colorado. Pricing declined 2.0 percent, reflecting geographic mix from a lower percentage of higher-priced Colorado shipments. Product gross margin improved 520 basis points to 8.3 percent, driven primarily by higher shipments and improved delivery costs.

A return to normal winter weather conditions in Colorado contributed to the 36.2 percent decrease in asphalt shipments. Asphalt pricing increased 7.9 percent.

Magnesia Specialties Business

Magnesia Specialties first-quarter product revenues increased 8.9 percent to $65.3 million, reflecting improved demand for chemicals and lime products. Higher revenues, combined with disciplined cost control, resulted in record first-quarter product gross profit of $28.4 million. Product gross margin of 43.5 percent matched the first-quarter record established in the prior-year quarter.

Consolidated

For comparative purposes, total cost of revenues for first-quarter 2020 included $2.0 million of expense for the implementation of a new paid time off policy for employees. Additionally, first-quarter 2020 other nonoperating expenses, net, included $5.6 million to finance third-party railroad maintenance in exchange for a federal income tax benefit of $6.9 million.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the three months ended March 31, 2021 was $191.9 million compared with $106.7 million for the prior-year period.

Cash paid for property, plant and equipment additions for the three months ended March 31, 2021 was $110.3 million. For the full-year, capital expenditures are expected to range from $425 million to $475 million.

Through dividend payments and share repurchases, the Company returned $36.1 million to shareholders in the first three months of 2021 and nearly $1.9 billion since announcing a 20 million share repurchase authorization in February 2015.

The Company had $354.8 million of cash, cash equivalents and restricted cash on hand and nearly $1.1 billion of unused borrowing capacity on its existing credit facilities as of March 31, 2021.

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Full-Year Outlook

Martin Marietta remains confident that favorable pricing dynamics will continue, supported by the Company’s locally-driven pricing strategy. Additionally, the Company anticipates single-family housing growth, expanded infrastructure investment and notable heavy industrial projects of scale will drive increased shipment levels. Martin Marietta expects these demand drivers, combined with the ancillary construction necessary for housing community buildouts and the potential for increased infrastructure investment from a comprehensive federal surface transportation package, to result in sustained, multi-year growth in product demand.

The Company’s full-year 2021 guidance provided below is unchanged from the guidance provided in February 2021. This guidance excludes the expected contribution of the Tiller acquisition as well as any benefit from additional fiscal stimulus, relief funds beyond those already enacted or a potential successor federal surface transportation bill. The Company will revisit its 2021 guidance when it reports half-year results.

2021 GUIDANCE
($ in millions, except per ton)	Low *	High *
Consolidated
Products and services revenues [1]	$4,510	$4,700
Gross profit	$1,290	$1,380
Selling, general and administrative expenses (SG&A)	$320	$330
Interest expense	$110	$115
Estimated tax rate (excluding discrete events)	20%	22%
Net earnings attributable to Martin Marietta	$665	$750
Adjusted EBITDA [2]	$1,350	$1,450
Capital expenditures	$425	$475

Building Materials Business
Aggregates
Volume % growth [3]	1.0%	4.0%
Average selling price per ton (ASP) % growth [4]	3.0%	5.0%
Products and services revenues	$2,900	$2,990
Gross profit	$895	$945

Cement
Products and services revenues	$460	$500
Gross profit	$175	$185

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,240	$1,310
Gross profit	$130	$150

Magnesia Specialties Business
Products and services revenues	$230	$240
Gross profit	$90	$100

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	Consolidated products and services revenues exclude $320 million to $340 million related to estimated interproduct sales and exclude freight revenues.
[2]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings attributable to Martin Marietta.
[3]	Volume % growth range is for total aggregates shipments, inclusive of internal tons, and is in comparison with total 2020 shipments of 186.5 million tons.
[4]	ASP % growth range is in comparison with 2020 ASP of $14.77 per ton.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance and, when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its first-quarter 2021 earnings results on a conference call and an online web simulcast today (May 4, 2021). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 7790405. Additionally, the Company has posted Q1 2021 Supplemental Information on the Investor Relations section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 26 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, give the investor the Company’s expectations or forecasts

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of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

First-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans; the fluctuations in COVID-19 cases in the United States and the extent that geography of outbreak primarily matches the regions in which the Company’s Building Materials business principally operates; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions; the duration, impact and severity of the impacts of the COVID-19 pandemic on the Company, including the markets in which we do business, our suppliers, customers or other business partners as well as on our employees; the economic impact of government responses to the pandemic; the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, North Carolina, Georgia, Florida, Iowa and Maryland; the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending in response to this decline, particularly in Texas and West Virginia; increasing residential mortgage rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and the Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and other periodic filings made with the SEC. All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Products and services revenues	$921.9	$891.0
Freight revenues	60.5	67.2
Total revenues	982.4	958.2

Cost of revenues - products and services	746.0	747.4
Cost of revenues - freight	61.7	68.4
Total cost of revenues	807.7	815.8
Gross profit	174.7	142.4

Selling general & administrative expenses	79.8	78.7
Acquisition-related expenses	1.2	0.3
Other operating (income) and expenses, net	(5.6)	5.6
Earnings from operations	99.3	57.8

Interest expense	27.4	29.8
Other nonoperating (income) and expenses, net	(9.5)	2.0
Earnings before income tax expense	81.4	26.0
Income tax expense	15.9	0.1
Consolidated net earnings	65.5	25.9
Less: Net earnings attributable to noncontrolling interests	0.2	—
Net Earnings Attributable to Martin Marietta Materials, Inc.	$65.3	$25.9

Net earnings per common share attributable to common shareholders:
Basic	$1.05	$0.42
Diluted	$1.04	$0.41

Dividends per common share	$0.57	$0.55

Average number of common shares outstanding:
Basic	62.3	62.3
Diluted	62.5	62.5

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2021	2020
Total revenues:
Building Materials business:
East Group	$394.9	$381.9
West Group	516.6	510.6
Total Building Materials business	911.5	892.5
Magnesia Specialties	70.9	65.7
Total	$982.4	$958.2

Gross profit:
Building Materials business:
East Group	$86.2	$59.6
West Group	61.8	58.6
Total Building Materials business	148.0	118.2
Magnesia Specialties	27.5	25.2
Corporate	(0.8)	(1.0)
Total	$174.7	$142.4

Selling, general and administrative expenses:
Building Materials business:
East Group	$24.2	$24.7
West Group	33.3	33.4
Total Building Materials business	57.5	58.1
Magnesia Specialties	3.7	3.5
Corporate	18.6	17.1
Total	$79.8	$78.7

Earnings (Loss) from operations:
Building Materials business:
East Group	$61.7	$34.8
West Group	31.9	22.7
Total Building Materials business	93.6	57.5
Magnesia Specialties	23.5	21.7
Corporate	(17.8)	(21.4)
Total	$99.3	$57.8

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(In millions)

	Three Months Ended
	March 31,
	2021		2020
	Amount	% of Revenues	Amount	% of Revenues
Total revenues:
Building Materials business:
Products and services:
Aggregates	$572.6		$570.3
Cement	109.6		106.6
Ready mixed concrete	235.3		189.7
Asphalt and paving	12.2		18.1
Less: Interproduct sales	(73.1)		(53.6)
Products and services	856.6		831.1
Freight	54.9		61.4
Total Building Materials business	911.5		892.5
Magnesia Specialties:
Products and services	65.3		59.9
Freight	5.6		5.8
Total Magnesia Specialties	70.9		65.7
Consolidated total revenues	$982.4		$958.2

Gross profit (loss):
Building Materials business:
Products and services:
Aggregates	$121.8	21.3%	$93.4	16.4%
Cement	15.3	14.0%	27.3	25.6%
Ready mixed concrete	19.4	8.3%	5.9	3.1%
Asphalt and paving	(8.2)	(67.2)%	(8.1)	(44.8)%
Subtotal	148.3	17.3%	118.5	14.3%
Freight	(0.3)	NM	(0.3)	NM
Total Building Materials business	148.0	16.2%	118.2	13.2%
Magnesia Specialties:
Products and services	28.4	43.5%	26.1	43.5%
Freight	(0.9)	NM	(0.9)	NM
Total Magnesia Specialties	27.5	38.8%	25.2	38.4%
Corporate	(0.8)	NM	(1.0)	NM
Consolidated gross profit	$174.7	17.8%	$142.4	14.9%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,
	2021	2020
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$313.9	$207.3
Restricted cash	40.9	97.1
Accounts receivable, net	563.6	575.1
Inventories, net	690.0	709.0
Other current assets	67.3	79.8
Property, plant and equipment, net	5,335.4	5,242.3
Intangible assets, net	2,918.4	2,922.0
Operating lease right-of-use assets, net	440.9	453.0
Other noncurrent assets	288.9	295.2
Total assets	$10,659.3	$10,580.8

LIABILITIES AND EQUITY
Current liabilities	$448.8	$499.3
Long-term debt (excluding current maturities)	2,626.5	2,625.8
Other noncurrent liabilities	1,657.3	1,562.4
Total equity	5,926.7	5,893.3
Total liabilities and equity	$10,659.3	$10,580.8

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Three Months Ended
	March 31,
	2021	2020
Cash Flows from Operating Activities:
Consolidated net earnings	$65.5	$25.9
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	98.6	95.0
Stock-based compensation expense	10.9	12.5
Gains on divestitures and sales of assets	(3.8)	(1.5)
Deferred income taxes, net	(4.7)	3.2
Other items, net	(4.7)	(0.4)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	11.5	10.2
Inventories, net	19.0	(9.6)
Accounts payable	25.0	4.9
Other assets and liabilities, net	(25.4)	(33.5)
Net Cash Provided by Operating Activities	191.9	106.7

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(110.3)	(104.1)
Proceeds from divestitures and sales of assets	12.2	15.9
Investments in life insurance contracts, net	9.8	(7.2)
Other investing activities, net	—	(0.1)
Net Cash Used for Investing Activities	(88.3)	(95.5)

Cash Flows from Financing Activities:
Borrowings of long-term debt	—	618.0
Repayments of long-term debt	—	(127.0)
Payments on finance lease obligations	(2.2)	(0.8)
Debt issuance costs	—	(1.1)
Dividends paid	(36.1)	(34.8)
Repurchases of common stock	—	(50.0)
Proceeds from exercise of stock options	0.6	0.2
Shares withheld for employees' income tax obligations	(15.5)	(12.7)
Net Cash (Used for) Provided by Financing Activities	(53.2)	391.8

Net Increase in Cash, Cash Equivalents and Restricted Cash	50.4	403.0
Cash, Cash Equivalents and Restricted Cash, beginning of period	304.4	21.0
Cash, Cash Equivalents and Restricted Cash, end of period	$354.8	$424.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2021
	Volume	Pricing
Volume/Pricing Variance (1)
East Group	0.2%	3.9%
West Group	(7.7)%	1.9%
Total aggregates (2)	(3.0)%	3.4%

	Three Months Ended
	March 31,
Shipments (tons in millions)	2021	2020
East Group	22.7	22.7
West Group	14.4	15.6
Total aggregates (2)	37.1	38.3

(1) Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.
(2) Total aggregates includes acquisitions from the date of acquisition and divestitures through the date of disposal.

	Three Months Ended
	March 31,
	2021	2020
Shipments (in millions)
Aggregates tons - external customers	34.5	36.0
Internal aggregates tons used in other product lines	2.6	2.3
Total aggregates tons	37.1	38.3

Cement tons - external customers	0.6	0.7
Internal cement tons used in other product lines	0.3	0.2
Total cement tons	0.9	0.9

Ready mixed concrete - cubic yards	2.1	1.7

Asphalt tons - external customers	0.1	0.1
Internal asphalt tons used in road paving business	—	0.1
Total asphalt tons	0.1	0.2

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$15.31	$14.80
Cement (per ton)	$115.49	$113.77
Ready mixed concrete (per cubic yard)	$112.12	$114.35
Asphalt (per ton)	$49.04	$45.43

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Earnings before interest; income taxes; depreciation, depletion and amortization expense; and the earnings/loss from nonconsolidated equity affiliates (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

A Reconciliation of Net Earnings Attributable to Martin Marietta to Adjusted EBITDA is as follows:

	Three Months Ended
	March 31,
	2021	2020
Net earnings attributable to Martin Marietta	$65.3	$25.9
Add back:
Interest expense, net of interest income	27.3	29.6
Income tax expense for controlling interests	15.8	0.1
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	96.0	93.4
Adjusted EBITDA	$204.4	$149.0

A Reconciliation of the GAAP Measure to 2021 Adjusted EBITDA Guidance Range (excluding the expected contribution of the Tiller acquisition) is as follows:

	Low Point of Range	High Point of Range
Net earnings attributable to Martin Marietta	$665.0	$750.0
Add back:
Interest expense	115.0	110.0
Taxes on income	180.0	200.0
Depreciation, depletion and amortization expense and noncash earnings/loss from nonconsolidated equity affiliates	390.0	390.0
Adjusted EBITDA	$1,350.0	$1,450.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Mix-adjusted average selling price (mix-adjusted ASP) is a non-GAAP measure that excludes the impact of period-over-period product, geographic and other mix on the average selling price. Mix-adjusted ASP is calculated by comparing current-period shipments to like-for-like shipments in the comparable prior period. Management uses this metric to evaluate the realization of pricing increases and believes this information is useful to investors. The following reconciles reported average selling price to mix-adjusted ASP and corresponding variances.

	Three Months Ended
	March 31,
	2021	2020
Total Aggregates:
Reported average selling price	$15.31	$14.80
Adjustment for favorable impact of product, geographic and other mix	(0.14)
Mix-adjusted average selling price	$15.17

Reported average selling price variance	3.4%
Mix-adjusted ASP variance	2.5%

Cement:
Reported average selling price	$115.49	$113.77
Adjustment for unfavorable impact of product, geographic and other mix	0.83
Mix-adjusted average selling price	$116.32

Reported average selling price variance	1.5%
Mix-adjusted ASP variance	2.2%

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